EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Continued Strong Growth and Record Quarterly Earnings, With Assets Exceeding $4.1 Billion

BETHESDA, Md., Oct. 15, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $14.1 million ($14.8 million on an operating basis) for the quarter ended September 30, 2014, a 19% increase on a net income basis (26% on an operating basis) over the $11.8 million net income for the quarter ended September 30, 2013. Net income available to common shareholders for the quarter ended September 30, 2014 increased 20% (26% increase on an operating basis) to $13.9 million ($14.6 million on an operating basis) as compared to $11.6 million for the same period in 2013. Net income per basic and diluted common share for the three months ended September 30, 2014 was $0.54 and $0.52, respectively ($0.57 per basic common share and $0.55 per diluted common share on an operating basis), as compared to $0.45 per basic common share and $0.44 per diluted common share for the same period in 2013.

Operating earnings exclude merger related expenses of $885 thousand or $674 thousand net of tax ($0.03 per basic and diluted share) recorded in the third quarter and $1.46 million ($0.05 per basic and diluted share) recorded for the first nine months of 2014 related to the pending merger with Virginia Heritage Bank. Where appropriate, parenthetical references refer to operating earnings, which the Company believes are better comparisons to prior period results of operation. Reconciliations of GAAP earnings to operating earnings are contained in the footnotes to the financial highlights table.

"We are very pleased and proud to report our twenty-third consecutive quarter of record earnings, together with continued strong and most importantly balanced financial performance," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. "The Company's net income has increased each quarter since the fourth quarter of 2008. For the third quarter of 2014, the Company's performance was highlighted by 18% growth in total revenue as compared to the same quarter in 2013, by growth in both loans and deposit balances, by continuation of a very favorable net interest margin and by continued solid asset quality measures including lower levels of net credit losses from an already favorable position. The strong earnings resulted in a return on average assets of 1.37% (1.44% on an operating basis) for the third quarter of 2014 and together with a successful subordinated debenture raise of $70 million in August 2014, contributed to a higher total risk based capital ratio of 14.51% at September 30, 2014 as compared to 13.12% at September 30, 2013.

On June 9, 2014, the Company and Virginia Heritage Bank ("Virginia Heritage") (OTCQB:VGBK) announced that they have entered into a definitive agreement pursuant to which Virginia Heritage will be merged into EagleBank, with EagleBank being the surviving institution. The merger is expected to accelerate the Company's growth in the attractive Northern Virginia market. At June 30, 2014, Virginia Heritage had approximately $955.7 million in assets, $744.8 million in net loans and $776.1 million in deposits. All regulatory approvals required for consummation of the merger have been received. Subject to approval by Virginia Heritage shareholders at a special meeting to be held October 16, 2014, and satisfaction of other conditions to closing, the merger is expected to be consummated on October 31, 2014.

For the nine months ended September 30, 2014, the Company's net income was $39.5 million ($40.8 million on an operating basis), a 13% increase (17% on an operating basis) over the $35.0 million for the nine months ended September 30, 2013. Net income available to common shareholders was $39.1 million ($40.3 million on an operating basis) as compared to $34.6 million for the same nine month period in 2013, a 13% increase (17% on an operating basis). Net income per basic and diluted common share for the nine months ended September 30, 2014 was $1.50 and $1.47, respectively ($1.55 per basic common share and $1.52 per diluted common share on an operating basis), as compared to $1.35 per basic common share and $1.31 per diluted common share.

For the third quarter of 2014, total loans grew 4.7% over June 30, 2014, and were 23% higher at September 30, 2014 as compared to September 30, 2013. For the third quarter of 2014, total deposits increased 4.9% over June 30, 2014, and were 18% higher at September 30, 2014 than September 30, 2013. The net interest margin was 4.45% for the third quarter, 14 basis points higher than the third quarter of 2013. Mr. Paul added, "The continuing emphasis on disciplined pricing for both new loans and funding sources together with a favorable loan to deposit ratio has resulted in a superior net interest margin position."

Total revenue (net interest income plus noninterest income) for the third quarter of 2014 was $49.4 million, or 18% above the $41.9 million of total revenue earned for the third quarter of 2013. For the first nine months of 2014, total revenue was $139.7 million, 10% higher than $126.5 million recorded for the first nine months of 2013.

The primary driver of the Company's revenue growth for the third quarter of 2014 was its net interest income growth of 22%, as compared to the third quarter in 2013 ($44.6 million versus $36.7 million), effectively outpacing the decline in total noninterest earnings attributable primarily to much lower levels of residential mortgage originations and sales. Additionally, the Company achieved 6% growth in net interest income in the third quarter of 2014 as compared to the second quarter of 2014 ($44.6 million versus $42.0 million).

For the third quarter of 2014, revenue from residential mortgage banking net interest income and fees represented 2.80% of total revenue versus 5.90% of total revenue for the third quarter of 2013. For the first nine months of 2014, revenue from residential mortgage banking net interest income and fees represented 2.56% of total revenue versus 8.84% of total revenue for the first nine months of 2013. The Company evaluates its residential mortgage lending unit on an ongoing basis in light of changes in current and projected market conditions. Mr. Paul emphasized "that the Company continues to focus its activities on generating spread or net interest income, while also looking to residential mortgage banking as a component of the Company's ongoing noninterest income growth opportunities. Purchase money residential mortgage activity has been increasing in the Company's market area and EagleBank is committed to participating in that improved business activity." The mix of purchase money mortgages was 60% for the first nine months in 2014 as compared to 23% for the first nine months in 2013. Activity in SBA lending was favorable in the third quarter of 2014 with $503 thousand of gains on sale recognized as compared to $453 thousand for the third quarter of 2013. The Company remains committed to growing the SBA business.

Asset quality measures remained solid at September 30, 2014. Net charge-offs (annualized) were just 0.09% of average loans for the third quarter of 2014 and were 0.13% of average loans for the first nine months of 2014, as compared to net charge-offs (annualized) of 0.20% and 0.25%, respectively for the third quarter of 2013 and the first nine months in 2013. Taking into account loan growth, the level and details of nonperforming loans and portfolio delinquencies, net charge-off trends and consistent loan loss reserve methodology resulted in the allowance for loan losses ($45.0 million) ending September 30, 2014 at 1.31% of total loans and 152% of total nonperforming loans, as compared to 1.42% of total loans and 144% of nonperforming loans at September 30, 2013, and 1.39% of total loans and 166% of nonperforming loans at December 31, 2013.

Lastly, Mr. Paul noted, "that for the first nine months of 2014, the Company's operating cost management remained quite strong." The efficiency ratio of 50.38% (49.33% on an operating basis) reflects management's determined and continuous efforts to control costs. Noninterest expense was elevated in the third quarter due to accruals for year-end incentive compensation. The Company's goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Mr. Paul further noted the favorable level of nine month noninterest expenses (annualized) to average assets of just 2.42% (2.37% on an operating basis). "We will maintain strict oversight of costs, while retaining an infrastructure to remain competitive."

At September 30, 2014, total assets were $4.17 billion, compared to $3.50 billion at September 30, 2013, a 19% increase, and $3.77 billion at December 31, 2013, an 11% increase. Total loans (excluding loans held for sale) were $3.43 billion at September 30, 2014 compared to $2.80 billion at September 30, 2013, a 23% increase, and $2.95 billion at December 31, 2013, a 17% increase. Total deposits were $3.53 billion at September 30, 2014, compared to deposits of $2.98 billion at September 30, 2013, an 18% increase and $3.23 billion at December 31, 2013, a 10% increase. Loans held for sale amounted to $41.3 million at September 30, 2014 as compared to $39.2 million at September 30, 2013, a 5% increase, and $42.0 million at December 31, 2013, a 2% decline.

The investment portfolio totaled $382.5 million at September 30, 2014, a 7% increase from the $355.8 million balance at September 30, 2013. As compared to December 31, 2013, the investment portfolio at September 30, 2014 increased by $4.3 million, a 1% increase. Total borrowed funds (excluding customer repurchase agreements) were $109.3 million at September 30, 2014 as compared to $39.3 million at September 30, 2013 and December 31, 2013 respectively, an increase of 178%. The increase in borrowed funds reflects the issuance of $70 million ten year noncallable 5.75% subordinated debt in August 2014. The subordinated debt qualified as Tier 2 capital for regulatory purposes at the Company.

Total shareholders' equity increased to $442.6 million at September 30, 2014, compared to $382.1 million and $393.9 million at September 30, 2013 and December 31, 2013, respectively, primarily reflecting growth in retained earnings. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 14.51% at September 30, 2014, as compared to a total risk based capital ratio of 13.12% at September 30, 2013 and 13.01% at December 31, 2013. In addition, the tangible common equity ratio (tangible common equity to tangible assets) was 9.19% at September 30, 2014, compared to 9.19% at September 30, 2013 and 8.86% at December 31, 2013.

At September 30, 2014, the Company's nonperforming assets amounted to $38.1 million, representing 0.92% of total assets, compared to $38.8 million of nonperforming assets, or 1.11% of total assets at September 30, 2013 and to $33.9 million of nonperforming assets, or 0.90% of total assets at December 31, 2013. Management continues to remain attentive to early signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.31% of total loans (excluding loans held for sale) at September 30, 2014, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses represented 152% of nonperforming loans at September 30, 2014, as compared to 144% at September 30, 2013 and 166% at December 31, 2013. The decrease in the allowance for credit losses as a percentage of total loans at September 30, 2014, as compared to December 31, 2013 (from 1.39% to 1.31%) is due to increased loan growth and overall improved credit quality in the loan portfolio at September 30, 2014.

Analysis of the three months ended September 30, 2014 compared to September 30, 2013

For the three months ended September 30, 2014, the Company reported an annualized return on average assets ("ROAA") of 1.37% (1.44% on an operating basis) as compared to 1.35% for the three months ended September 30, 2013. The annualized return on average common equity ("ROAE") for the quarter ended September 30, 2014 was 14.52% (15.22% on an operating basis), as compared to 14.37% for the three months ended September 30, 2013. The higher ROAA and ROAE ratios for third quarter of 2014 as compared to 2013 were due primarily to a higher net interest margin.

Net interest income increased 22% for the three months ended September 30, 2014 over the same period in 2013, resulting from both growth in average earning assets of 18% and an expanded net interest margin for the three months ended September 30, 2014. The net interest margin was 4.45% as compared to 4.31% for the three months ended September 30, 2013. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing its loan portfolio yield to 5.39% and 5.40%, for the third quarter and first nine months of 2014, respectively, has been a significant factor in its overall profitability.

The provision for credit losses was $2.1 million for the three months ended September 30, 2014 as compared to $1.4 million for the three months ended September 30, 2013. The higher provisioning in the third quarter of 2014, as compared to the third quarter of 2013, is due to higher loan growth. Net charge-offs of $710 thousand in the third quarter of 2014 represented an annualized 0.09% of average loans, excluding loans held for sale, as compared to $1.3 million or an annualized 0.20% of average loans, excluding loans held for sale, in the third quarter of 2013. Charge-offs in the third quarter of 2014 were attributable primarily to construction loans ($614 thousand) and home equity and other consumer ($274 thousand) offset by net recoveries totaling $199 thousand in commercial loans.

Noninterest income for the three months ended September 30, 2014 decreased to $4.8 million from $5.2 million for the three months ended September 30, 2013, a 9% decrease. This decrease was primarily due to a decline of $1.2 million in gains on the sale of residential mortgage loans due to substantially lower origination volume. This decrease was partially offset by increases of $112 thousand and $465 thousand, respectively, in income from service charges on deposits and other income. There were no investment securities gains recorded for the third quarter of 2014 and 2013.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, improved to 50.90% (49.11% on an operating basis) for the third quarter of 2014, as compared to 51.68% for the third quarter of 2013. As a percentage of average assets, total noninterest expense (annualized) improved to 2.45% (2.36% on an operating basis) for the third quarter of 2014 as compared to 2.48% for the same period in 2013. Noninterest expenses totaled $25.1 million ($24.3 million on an operating basis) for the three months ended September 30, 2014, as compared to $21.7 million for the three months ended September 30, 2013, a 16% increase (12% increase on an operating basis). Cost increases for salaries and benefits were $2.8 million, due primarily to increased salaries and employee benefits expense and incentive compensation. Premises and equipment expenses were $152 thousand higher, due to costs of additional office space and increases in leasing costs. Data processing expense increased $186 thousand primarily due to increases in network expenses. Legal, accounting and professional fees decreased by $124 thousand. The increase in other expenses of $394 thousand (a decrease of $491 thousand on an operating basis) was due primarily to $885 thousand of merger expenses.

Analysis of the nine months ended September 30, 2014 compared to September 30, 2013

For the nine months ended September 30, 2014, the Company reported an annualized ROAA of 1.36% (1.40% on an operating basis) as compared to 1.38% for the nine months ended September 30, 2013, while the annualized ROAE was 14.33% (14.79% on an operating basis), as compared to 14.79% for the same nine months of 2013.

Net interest income increased 19% for the nine months ended September 30, 2014 over the same period in 2013, resulting from both growth in average earning assets of 14% and an expanded net interest margin for the nine months ended September 30, 2014. The net interest margin was 4.46% as compared to 4.25% for the nine months ended September 30, 2013. Year-to-date in 2014, the Company has been able to maintain its loan portfolio yields relatively close to 2013 levels (5.40% versus 5.55%) due to disciplined loan practices, and also has been able to reduce its cost of funds (0.31% versus 0.38%), while maintaining a favorable deposit mix, much of which has occurred from ongoing efforts to increase and deepen client relationships.

The provision for credit losses was $7.2 million for the nine months ended September 30, 2014 as compared to $7.1 million for the nine months ended September 30, 2013. The higher provisioning for the nine months ended September 30, 2014 as compared to the same period in 2013 is due to higher loan growth and lower net charge-offs. For the nine months ended September 30, 2014 net charge-offs totaled $3.1 million (0.13% of average loans) compared to $4.9 million (0.25% of average loans) for the nine months ended September 30, 2013. Net charge-offs for the nine months ended September 30, 2014 were attributable primarily to construction loans ($1.3 million), commercial and industrial loans ($1.2 million) and home equity and other consumer ($557 thousand).

Noninterest income for the nine months ended September 30, 2014 decreased to $13.0 million from $20.4 million for the nine months ended September 30, 2013, a 36% decrease. This decrease was primarily due to decline of $7.9 million in gains on the sale of residential mortgage loans due to lower origination and sales volume, and a decrease of $775 thousand in income from sales of SBA loans. This decrease was partially offset by $287 thousand higher income from service charges on deposits and a $499 thousand increase in income from Bank Owned Life Insurance. There were $10 thousand of investment securities gains recorded for the first nine months of 2014, as compared to $23 thousand of investment securities gains for the first nine months of 2013.

Noninterest expenses for the first nine months of 2014 were $70.4 million ($68.9 million on an operating basis) compared to $63.1 million, a 12% increase (9% on an operating basis). Cost increases for salaries and employee benefits were $6.8 million, due primarily to merit increases, higher benefit costs and incentive compensation and accruals. Premises and equipment expenses were $621 thousand higher, due to costs of additional office space and increases in leasing costs. Legal, accounting and professional fees increased by $287 thousand primarily due to an increase in professional fees, consulting fees and collection costs related to problem loans. The decrease in other expenses of $720 thousand ($2.2 million on an operating basis) was due primarily to a decline in costs related to OREO property and other losses. As a percentage of average assets, total noninterest expense improved to 2.42% (2.37% on an operating basis) for the first nine months of 2014 as compared to 2.48% for the same period in 2013. For the first nine months of 2014, the efficiency ratio remained favorable at 50.38% (49.33% on an operating basis) as compared to 49.85% for the same period in 2013.

The financial information, which follows, provides more detail on the Company's financial performance for the nine and three months ended September 30, 2014 as compared to the nine and three months ended September 30, 2013, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through eighteen full service branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss the third quarter 2014 financial results on Thursday, October 16, 2014 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 13072898, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through October 30, 2014.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Notice to Virginia Heritage Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition of Virginia Heritage by the Company, the Company filed a registration statement on Form S-4 (the "Registration Statement") with the SEC, which contains the proxy statement of Virginia Heritage for use at its special meeting of shareholders and a prospectus of the Company (collectively, the "proxy statement/prospectus").

SHAREHOLDERS OF VIRGINIA HERITAGE ARE ENCOURAGED TO READ THE REG- ISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION OF VIRGINIA HERITAGE BY THE COMPANY. Investors and security holders may obtain the definitive proxy statement/prospectus and the other documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Company are available free of charge by (1) accessing the Company's website at www.eaglebankcorp.com under the "Investor Relations" link and then under the heading "SEC Filings," (2) writing the Company at 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814, Attention: Jane Cornett or (3) writing Virginia Heritage at 8245 Boone Boulevard, Suite 820, Tysons Corner, Virginia 22182, Attention: Charles C. Brockett.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013
Income Statements:
Total interest income	$ 135,482	$ 115,642	$ 47,886	$ 39,724
Total interest expense	8,820	9,566	3,251	3,021
Net interest income	126,662	106,076	44,635	36,703
Provision for credit losses	7,179	7,094	2,111	1,372
Net interest income after provision for credit losses	119,483	98,982	42,524	35,331
Noninterest income (before investment gains)	13,025	20,389	4,761	5,236
Gain on sale of investment securities	10	23	--	--
Total noninterest income	13,035	20,412	4,761	5,236
Total noninterest expense (1)	70,376	63,055	25,143	21,673
Income before income tax expense	62,142	56,339	22,142	18,894
Income tax expense	22,611	21,335	8,054	7,137
Net income (1)	39,531	35,004	14,088	11,757
Preferred stock dividends	434	425	151	142
Net income available to common shareholders (1)	$ 39,097	$ 34,579	$ 13,937	$ 11,615

Per Share Data:
Earnings per weighted average common share, basic (1)	$ 1.50	$ 1.35	$ 0.54	$ 0.45
Earnings per weighted average common share, diluted (1)	$ 1.47	$ 1.31	$ 0.52	$ 0.44
Weighted average common shares outstanding, basic	25,978,083	25,689,332	26,023,670	25,784,287
Weighted average common shares outstanding, diluted	26,617,975	26,304,235	26,654,186	26,426,093
Actual shares outstanding	26,022,307	25,799,220	26,022,307	25,799,220
Book value per common share at period end	$ 14.83	$ 12.62	$ 14.83	$ 12.62
Tangible book value per common share at period end (2)	$ 14.71	$ 12.48	$ 14.71	$ 12.48

Performance Ratios (annualized):
Return on average assets (1)	1.36%	1.38%	1.37%	1.35%
Return on average common equity (1)	14.33%	14.79%	14.52%	14.37%
Net interest margin	4.46%	4.25%	4.45%	4.31%
Efficiency ratio (1) (3)	50.38%	49.85%	50.90%	51.68%

Other Ratios:
Allowance for credit losses to total loans	1.31%	1.42%	1.31%	1.42%
Allowance for credit losses to total nonperforming loans	152.25%	144.08%	152.25%	144.08%
Nonperforming loans to total loans	0.86%	0.98%	0.86%	0.98%
Nonperforming assets to total assets	0.92%	1.11%	0.92%	1.11%
Net charge-offs (annualized) to average loans	0.13%	0.25%	0.09%	0.20%
Common equity to total assets	9.26%	9.29%	9.26%	9.29%
Tier 1 leverage ratio	10.70%	10.89%	10.70%	10.89%
Tier 1 risk based capital ratio	11.28%	11.61%	11.28%	11.61%
Total risk based capital ratio	14.51%	13.12%	14.51%	13.12%
Tangible common equity to tangible assets (2)	9.19%	9.19%	9.19%	9.19%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 798,489	$ 682,413	$ 798,489	$ 682,413
Commercial real estate - owner occupied	$ 337,422	$ 334,078	$ 337,422	$ 334,078
Commercial real estate - income producing	$ 1,382,839	$ 1,039,775	$ 1,382,839	$ 1,039,775
1-4 Family mortgage	$ 126,263	$ 79,061	$ 126,263	$ 79,061
Construction - commercial and residential	$ 634,736	$ 507,653	$ 634,736	$ 507,653
Construction - C&I (owner occupied)	$ 41,846	$ 35,612	$ 41,846	$ 35,612
Home equity	$ 107,291	$ 108,889	$ 107,291	$ 108,889
Other consumer	$ 3,662	$ 9,359	$ 3,662	$ 9,359

Average Balances (in thousands):
Total assets	$ 3,889,909	$ 3,392,729	$ 4,070,914	$ 3,467,193
Total earning assets	$ 3,797,011	$ 3,331,685	$ 3,977,859	$ 3,383,547
Total loans held for sale	$ 31,571	$ 111,188	$ 45,069	$ 63,579
Total loans	$ 3,148,943	$ 2,569,721	$ 3,317,731	$ 2,668,429
Total deposits	$ 3,340,271	$ 2,871,617	$ 3,470,231	$ 2,939,705
Total borrowings	$ 117,683	$ 136,419	$ 152,249	$ 136,590
Total shareholders' equity	$ 421,291	$ 369,199	$ 437,370	$ 377,246

(1)   The reported figure includes the effect of $1.5 million and $885 thousand of merger related expenses ($1.3 million and $674 thousand net of tax) for the nine and three months ended September 30, 2014. As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of the merger expenses during the nine and three months periods ended September 30, 2014. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Nine Months Ended September 30, 2014	Three Months Ended September 30, 2014
Net income	$ 39,531	$ 14,088
Adjustments to net income
Merger-related expenses, net of tax	1,250	674
Operating net income	$ 40,781	$ 14,762

Net income available to common shareholders	$ 39,097	$ 13,937
Adjustments to net income available to common shareholders
Merger-related expenses, net of tax	1,250	674
Operating earnings	$ 40,347	$ 14,611

Earnings per weighted average common share, basic	$ 1.50	$ 0.54
Adjustments to earnings per weighted average common share, basic
Merger-related expenses, net of tax	0.05	0.03
Operating earnings per weighted average common share, basic	$ 1.55	$ 0.57

Earnings per weighted average common share, diluted	$ 1.47	$ 0.52
Adjustments to earnings per weighted average common share, diluted
Merger-related expenses, net of tax	0.05	0.03
Operating earnings per weighted average common share, diluted	$ 1.52	$ 0.55

Summary Operating Results:
Noninterest expense	$ 70,376	$ 25,143
Merger-related expenses	1,460	885
Adjusted noninterest expense	$ 68,916	$ 24,258

Adjusted efficiency ratio	49.33%	49.11%

Adjusted noninterest expense as a % of average assets	2.37%	2.36%

Return on average assets
Net income	$ 39,531	$ 14,088
Adjustments to net income
Merger-related expenses, net of tax	1,250	674
Operating net income	$ 40,781	$ 14,762

Adjusted return on average assets	1.40%	1.44%

Return on average common equity
Net income available to common shareholders	$ 39,097	$ 13,937
Adjustments to net income available to common shareholders
Merger-related expenses, net of tax	1,250	674
Operating earnings	$ 40,347	$ 14,611

Adjusted return on average common equity	14.79%	15.22%

(2)   Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Nine Months Ended September 30, 2014	Twelve Months Ended December 31, 2013	Nine Months Ended September 30, 2013
Common shareholders' equity	$ 386,014	$ 337,263	$ 325,500
Less: Intangible assets	(3,321)	(3,510)	(3,597)
Tangible common equity	$ 382,693	$ 333,753	$ 321,903

Book value per common share	$ 14.83	$ 13.03	$ 12.62
Less: Intangible book value per common share	(0.12)	(0.14)	(0.14)
Tangible book value per common share	$ 14.71	$ 12.89	$ 12.48

Total assets	$ 4,169,181	$ 3,771,503	$ 3,504,928
Less: Intangible assets	(3,321)	(3,510)	(3,597)
Tangible assets	$ 4,165,860	$ 3,767,993	$ 3,501,331
Tangible common equity ratio	9.19%	8.86%	9.19%

(3)   Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	September 30, 2014	December 31, 2013	September 30, 2013
Cash and due from banks	$ 7,920	$ 9,577	$ 8,013
Federal funds sold	8,968	5,695	3,844
Interest bearing deposits with banks and other short-term investments	191,468	291,688	208,522
Investment securities available for sale, at fair value	382,468	378,133	355,830
Federal Reserve and Federal Home Loan Bank stock	10,657	11,272	11,246
Loans held for sale	41,254	42,030	39,206
Loans	3,432,548	2,945,158	2,796,840
Less allowance for credit losses	(44,954)	(40,921)	(39,687)
Loans, net	3,387,594	2,904,237	2,757,153
Premises and equipment, net	17,848	16,737	16,319
Deferred income taxes	25,803	28,949	25,982
Bank owned life insurance	40,432	39,738	29,555
Intangible assets, net	3,321	3,510	3,597
Other real estate owned	8,623	9,225	11,285
Other assets	42,825	30,712	34,376
Total Assets	$ 4,169,181	$ 3,771,503	$ 3,504,928

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 1,052,059	$ 849,409	$ 898,831
Interest bearing transaction	161,886	118,580	104,004
Savings and money market	1,949,093	1,811,088	1,538,630
Time, $100,000 or more	190,137	203,706	249,594
Other time	180,675	242,631	193,000
Total deposits	3,533,850	3,225,414	2,984,059
Customer repurchase agreements	58,957	80,471	82,266
Long-term borrowings	109,300	39,300	39,300
Other liabilities	24,460	32,455	17,203
Total liabilities	3,726,567	3,377,640	3,122,828

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at September 30, 2014, December 31, 2013 and September 30, 2013	56,600	56,600	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 26,022,307, 25,885,863 and 25,799,220 respectively	255	253	252
Warrant	946	946	946
Additional paid in capital	246,877	242,990	241,131
Retained earnings	136,424	96,393	84,534
Accumulated other comprehensive income (loss)	1,512	(3,319)	(1,363)
Total Shareholders' Equity	442,614	393,863	382,100
Total Liabilities and Shareholders' Equity	$ 4,169,181	$ 3,771,503	$ 3,504,928

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)
	Nine Months Ended September 30,		Three Months Ended September 30,
Interest Income	2014	2013	2014	2013
Interest and fees on loans	$ 128,181	$ 109,479	$ 45,502	$ 37,457
Interest and dividends on investment securities	6,911	5,589	2,255	2,082
Interest on balances with other banks and short-term investments	379	564	125	182
Interest on federal funds sold	11	10	4	3
Total interest income	135,482	115,642	47,886	39,724
Interest Expense
Interest on deposits	6,925	8,122	2,189	2,544
Interest on customer repurchase agreements	107	197	38	64
Interest on long-term borrowings	1,788	1,247	1,024	413
Total interest expense	8,820	9,566	3,251	3,021
Net Interest Income	126,662	106,076	44,635	36,703
Provision for Credit Losses	7,179	7,094	2,111	1,372
Net Interest Income After Provision For Credit Losses	119,483	98,982	42,524	35,331

Noninterest Income
Service charges on deposits	3,638	3,351	1,227	1,115
Gain on sale of loans	4,686	13,355	1,822	2,938
Gain on sale of investment securities	10	23	--	--
Increase in the cash surrender value of bank owned life insurance	919	420	295	231
Other income	3,782	3,263	1,417	952
Total noninterest income	13,035	20,412	4,761	5,236
Noninterest Expense
Salaries and employee benefits	41,565	34,722	14,942	12,187
Premises and equipment expenses	9,570	8,949	3,374	3,222
Marketing and advertising	1,421	1,167	544	426
Data processing	4,592	4,456	1,572	1,386
Legal, accounting and professional fees	2,513	2,226	740	864
FDIC insurance	1,680	1,780	573	584
Other expenses	9,035	9,755	3,398	3,004
Total noninterest expense	70,376	63,055	25,143	21,673
Income Before Income Tax Expense	62,142	56,339	22,142	18,894
Income Tax Expense	22,611	21,335	8,054	7,137
Net Income	39,531	35,004	14,088	11,757
Preferred Stock Dividends	434	425	151	142
Net Income Available to Common Shareholders	$ 39,097	$ 34,579	$ 13,937	$ 11,615

Earnings Per Common Share
Basic	$ 1.50	$ 1.35	$ 0.54	$ 0.45
Diluted	$ 1.47	$ 1.31	$ 0.52	$ 0.44

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended September 30,
	2014			2013
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 209,997	$ 125	0.24%	$ 289,514	$ 182	0.25%
Loans held for sale (1)	45,069	457	4.06%	63,579	590	3.71%
Loans (1) (2)	3,317,731	45,045	5.39%	2,668,429	36,867	5.48%
Investment securities available for sale (2)	395,528	2,255	2.26%	355,491	2,082	2.32%
Federal funds sold	9,534	4	0.17%	6,534	3	0.18%
Total interest earning assets	3,977,859	47,886	4.78%	3,383,547	39,724	4.66%

Total noninterest earning assets	137,024	83.40%		123,385	78.86%
Less: allowance for credit losses	43,969			39,739
Total noninterest earning assets	93,055			83,646
TOTAL ASSETS	$ 4,070,914			$ 3,467,193

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 116,315	$ 35	0.12%	$ 102,153	$ 74	0.29%
Savings and money market	1,945,865	1,575	0.32%	1,571,804	1,453	0.37%
Time deposits	372,695	579	0.62%	454,134	1,017	0.89%
Total interest bearing deposits	2,434,875	2,189	0.36%	2,128,091	2,544	0.47%
Customer repurchase agreements	69,579	38	0.21%	97,290	64	0.26%
Long-term borrowings	82,670	1,024	4.85%	39,300	413	4.11%
Total interest bearing liabilities	2,587,124	3,251	0.50%	2,264,681	3,021	0.53%

Noninterest bearing liabilities:
Noninterest bearing demand	1,035,356			811,614
Other liabilities	11,064			13,652
Total noninterest bearing liabilities	1,046,420			825,266

Shareholders' equity	437,370			377,246
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 4,070,914			$ 3,467,193

Net interest income		$ 44,635			$ 36,703
Net interest spread			4.28%			4.13%
Net interest margin			4.45%			4.31%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.1 million and $1.9 million for the three months ended September 30, 2014 and 2013, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 209,332	$ 379	0.24%	$ 305,906	$ 564	0.25%
Loans held for sale (1)	31,571	957	4.04%	111,188	2,858	3.43%
Loans (1) (2)	3,148,943	127,224	5.40%	2,569,721	106,621	5.55%
Investment securities available for sale (2)	398,298	6,911	2.32%	337,349	5,589	2.22%
Federal funds sold	8,867	11	0.17%	7,521	10	0.18%
Total interest earning assets	3,797,011	135,482	4.77%	3,331,685	115,642	4.63%

Total noninterest earning assets	135,526			99,956
Less: allowance for credit losses	42,628			38,912
Total noninterest earning assets	92,898			61,044
TOTAL ASSETS	$ 3,889,909			$ 3,392,729

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 115,561	$ 135	0.16%	$ 103,526	$ 226	0.29%
Savings and money market	1,895,618	4,583	0.32%	1,481,309	4,294	0.39%
Time deposits	399,994	2,207	0.74%	492,609	3,602	0.98%
Total interest bearing deposits	2,411,173	6,925	0.38%	2,077,444	8,122	0.52%
Customer repurchase agreements	63,768	107	0.22%	97,088	197	0.27%
Other short-term borrowings	--	--	--	31	--	--
Long-term borrowings	53,915	1,788	4.37%	39,300	1,247	4.18%
Total interest bearing liabilities	2,528,856	8,820	0.47%	2,213,863	6,545	0.58%

Noninterest bearing liabilities:
Noninterest bearing demand	929,098			794,173
Other liabilities	10,664			15,494
Total noninterest bearing liabilities	939,762			809,667

Shareholders' equity	421,291			369,199
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,889,909			$ 3,392,729

Net interest income		$ 126,662			$ 106,076
Net interest spread			4.30%			4.06%
Net interest margin			4.46%			4.25%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $8.4 million and $5.6 million for the nine months ended September 30, 2014 and 2013, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
Income Statements:	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Total interest income	$ 47,886	$ 44,759	$ 42,837	$ 41,652	$ 39,724	$ 37,985	$ 37,933	$ 38,164
Total interest expense	3,251	2,739	2,830	2,938	3,021	3,121	3,424	3,427
Net interest income	44,635	42,020	40,007	38,714	36,703	34,864	34,509	34,737
Provision for credit losses	2,111	3,134	1,934	2,508	1,372	2,357	3,365	4,139
Net interest income after provision for credit losses	42,524	38,886	38,073	36,206	35,331	32,507	31,144	30,598
Noninterest income (before investment gains/losses & extinguishment of debt)	4,761	3,809	4,455	4,308	5,236	7,065	8,088	6,135
Gain/(loss) on sale of investment securities	--	2	8	(4)	--	--	23	(75)
Total noninterest income	4,761	3,811	4,463	4,304	5,236	7,065	8,111	6,060
Salaries and employee benefits	14,942	13,015	13,608	12,759	12,187	11,335	11,200	12,164
Premises and equipment	3,374	3,107	3,089	2,974	3,222	2,927	2,800	2,677
Marketing and advertising	544	415	462	519	426	394	347	419
Other expenses	6,283	5,598	5,939	5,272	5,838	6,029	6,350	5,065
Total noninterest expense	25,143	22,135	23,098	21,524	21,673	20,685	20,697	20,325
Income before income tax expense	22,142	20,562	19,438	18,986	18,894	18,887	18,558	16,333
Income tax expense	8,054	7,618	6,939	6,983	7,137	7,212	6,986	6,135
Net income	14,088	12,944	12,499	12,003	11,757	11,675	11,572	10,198
Preferred stock dividends	151	142	141	141	142	142	141	141
Net income available to common shareholders	$ 13,937	$ 12,802	$ 12,358	$ 11,862	$ 11,615	$ 11,533	$ 11,431	$ 10,057

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.54	$ 0.49	$ 0.48	$ 0.46	$ 0.45	$ 0.45	$ 0.45	$ 0.40
Earnings per weighted average common share, diluted	$ 0.52	$ 0.48	$ 0.47	$ 0.45	$ 0.44	$ 0.44	$ 0.44	$ 0.39
Weighted average common shares outstanding, basic	26,023,670	25,981,638	25,927,888	25,835,054	25,784,287	25,742,185	25,518,523	24,915,837
Weighted average common shares outstanding, diluted	26,654,186	26,623,784	26,575,155	26,495,545	26,426,093	26,334,355	26,222,041	25,601,623
Actual shares outstanding	26,022,307	25,985,659	25,975,186	25,885,863	25,799,220	25,764,542	25,728,162	25,250,378
Book value per common share at period end	$ 14.83	$ 14.25	$ 13.62	$ 13.03	$ 12.62	$ 12.14	$ 11.86	$ 11.62
Tangible book value per common share at period end (2)	$ 14.71	$ 14.12	$ 13.49	$ 12.89	$ 12.48	$ 12.00	$ 11.72	$ 11.47

Performance Ratios (annualized):
Return on average assets	1.37%	1.35%	1.36%	1.33%	1.35%	1.41%	1.39%	1.25%
Return on average common equity	14.52%	14.09%	14.38%	14.07%	14.37%	14.75%	15.29%	13.95%
Net interest margin	4.45%	4.48%	4.45%	4.40%	4.31%	4.27%	4.20%	4.31%
Efficiency ratio (3)	50.90%	48.30%	51.94%	50.03%	51.68%	49.33%	48.56%	49.82%

Other Ratios:
Allowance for credit losses to total loans (4)	1.31%	1.33%	1.37%	1.39%	1.42%	1.47%	1.52%	1.50%
Nonperforming loans to total loans (4)	0.86%	0.69%	1.19%	0.84%	0.98%	0.87%	1.11%	1.23%
Allowance for credit losses to total nonperforming loans	152.25%	193.50%	115.67%	165.66%	144.08%	168.63%	137.80%	122.19%
Nonperforming assets to total assets	0.92%	0.80%	1.19%	0.90%	1.11%	1.05%	1.12%	1.06%
Net charge-offs (annualized) to average loans (4)	0.09%	0.20%	0.11%	0.18%	0.20%	0.24%	0.33%	0.37%
Tier 1 leverage ratio	10.70%	10.89%	10.83%	10.93%	10.89%	10.81%	10.39%	10.44%
Tier 1 risk based capital ratio	11.28%	11.29%	11.57%	11.53%	11.61%	11.12%	11.08%	10.80%
Total risk based capital ratio	14.51%	12.71%	13.04%	13.01%	13.12%	12.53%	12.50%	12.20%

Average Balances (in thousands):
Total assets	$ 4,070,914	$ 3,853,441	$ 3,740,225	$ 3,576,715	$ 3,467,193	$ 3,331,677	$ 3,378,362	$ 3,247,498
Total earning assets	$ 3,977,859	$ 3,760,720	$ 3,647,305	$ 3,485,546	$ 3,383,547	$ 3,279,034	$ 3,331,930	$ 3,203,462
Total loans held for sale	$ 45,069	$ 22,848	$ 26,592	$ 27,767	$ 63,579	$ 91,781	$ 179,476	$ 186,122
Total loans	$ 3,317,731	$ 3,141,976	$ 2,981,917	$ 2,867,955	$ 2,668,429	$ 2,557,811	$ 2,480,862	$ 2,442,418
Total deposits	$ 3,470,231	$ 3,328,380	$ 3,217,916	$ 3,038,949	$ 2,939,705	$ 2,810,033	$ 2,864,305	$ 2,748,567
Total borrowings	$ 152,249	$ 98,105	$ 102,146	$ 126,409	$ 136,590	$ 137,337	$ 135,315	$ 137,525
Total stockholders' equity	$ 437,370	$ 421,029	$ 405,121	$ 391,036	$ 377,246	$ 370,302	$ 359,859	$ 343,401

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend distributed on June 14, 2013.
(2) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common shareholders' equity by common shares outstanding. We believe that this information is important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.
(3) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Excludes loans held for sale.
CONTACT: EAGLE BANCORP, INC.
         CONTACT:
         Michael T. Flynn
         301.986.1800